Exhibit 10.2

SUPPORT AGREEMENT

This Support Agreement (“Agreement”) is made and entered into as of March 20, 2015, by and among CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P., a Delaware limited partnership (“Holder LP”), and Fir Tree REF III Tower LLC, an exempted limited partnership under the laws of the Cayman Islands (“Holder LLC”, and together with Holder LP, the “Series A Holders”). Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Series A Holders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), with Vertical Bridge Acquisitions, LLC (“Parent”) and Vertical Steel Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, Vertical Bridge Holdco, LLC, the Series A Holders and the Company are entering into an Indemnification and Joinder Agreement (as amended, restated or supplemented from time to time, the “Indemnification Agreement”);

WHEREAS, the Company Board established a special committee of the Company Board (the “Special Committee”) to which the Company Board delegated the power and authority of the Company Board to establish, approve, modify, monitor, and direct the process and procedures related to the review and evaluation of the proposed Merger, and to review, analyze, evaluate, and monitor all proceedings and activities of the Company related to the proposed Merger, and the Company Board intends that the Special Committee shall hold and exercise all powers of the Company with respect to this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and the Indemnification Agreement, the Series A Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENTS

Section 1.1 Delivery of Written Consent. Within twenty-four (24) hours after the execution and delivery of the Merger Agreement, the Series A Holders shall deliver (by PDF, facsimile or similar electronic transmission) to the Company, with a copy to Parent and Merger Sub, the executed Written Consent. The parties acknowledge that the Series A Holders shall not be deemed in violation of this Section 1.1 in the event that the Written Consent becomes void pursuant to the terms of the Merger Agreement.

Section 1.2 Acquisition Proposals. From and after the date of this Agreement until the earlier of (x) the termination of the Merger Agreement and (y) the Effective Time, the Series A Holders shall (a) notify the Company as promptly as reasonably practicable under the circumstances (and in any event within thirty-six (36) hours) after receipt by any Series A Holder (or any Representative of any Series A Holder) of any inquiry, communication, offer, proposal or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (or any amendment, modification or supplement to any Acquisition Proposal) or the receipt of which by the Company otherwise would obligate the Company to notify Parent pursuant to Section 5.03 of the Merger Agreement, (b) confirm to the maker of any Acquisition Proposal, promptly upon request of the Special Committee, the willingness and right of such Series A Holders, notwithstanding any then-effective Written Consent, to negotiate, vote to approve and consummate any Acquisition Proposal that constitutes a Superior Proposal (provided that nothing in this clause (b) shall require the Series A Holders to vote to approve any such Acquisition Proposal), and (c) cooperate reasonably with the Special Committee in responding to any such inquiry, communication, offer, proposal or request and the taking of any other action by the Special Committee under Section 5.03 of the Merger Agreement, including by keeping the Special Committee informed of, and giving the Special Committee the opportunity to participate in, any discussions or negotiations between any Series A Holder and any person providing any inquiry, offer or request, and participating at the request of the Special Committee in any discussions or negotiations between the Special Committee and any such person. Notwithstanding the foregoing, nothing in this Section 1.2 shall require any Series A Holder or its Representatives to, directly or indirectly, engage in any activity which would be prohibited by, or would constitute a breach or violation of, Section 5.03 of the Merger Agreement.

Section 1.3 Disclosure Documents. Each Series A Holder: (a) consents to the Company publishing and including such Series A Holder’s identity and ownership of Company Capital Stock and the nature of each Series A Holder’s obligations, arrangements and understandings under this Agreement, the Merger Agreement and any Ancillary Document, in each case, that the Company determines is required to be disclosed under applicable Law in any press release, the Information Statement or any other disclosure document prepared in connection with the Merger Agreement, the Ancillary Documents and the transactions contemplated thereby (collectively, “Disclosure Documents”); (b) agrees to provide to the Company upon reasonable request any information as may be required under applicable Law for preparation of the Disclosure Documents and to cooperate in all material respects in the preparation of the Disclosure Documents; and (c) agrees to promptly notify the Company of any required corrections or amendments with respect to any information supplied by any Series A Holder specifically for use in any Disclosure Document, if, and to the extent that, any such information shall become false or misleading in any material respect.

2

Section 1.4 Special Committee. Notwithstanding anything in this Agreement to the contrary, the Special Committee shall have the exclusive power and authority to exercise any right or power of the Company under this Agreement, including, but not limited to, the enforcement hereof and the taking of any other actions on behalf of the Company in connection herewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SERIES A HOLDERS

Each Series A Holder hereby represents and warrants to the Company as follows:

Section 2.1 Corporate Organization. Holder LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Holder LP is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Series A Holder has the requisite power and authority to carry on its business as it is now being conducted.

Section 2.2 Authorization. Each Series A Holder has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by each Series A Holder of this Agreement have been duly authorized by all necessary action on the part of such Series A Holder and no further action is required on the part of such Series A Holder to authorize this Agreement or the performance by such Series A Holder of its obligations hereunder. This Agreement has been duly executed and delivered by each Series A Holder and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of such Series A Holder, enforceable against each Series A Holder, in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 2.3 No Conflicts or Consents. The execution and delivery of this Agreement by each Series A Holder does not, and the performance of this Agreement by such Series A Holder will not: (a) conflict with or violate the certificate of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Series A Holder; or (b) conflict with or violate any Law or Order applicable to such Series A Holder. The execution and delivery by the Series A Holders of this Agreement does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

3

Section 2.4 No Other Interests. Except as set forth in the Merger Agreement and the Ancillary Documents, neither Series A Holder has any direct or indirect interest in the Merger or expectation of receiving any consideration, payment, fee, reimbursement or other material benefit (except for track record and fund marketing related benefits), whether financial or otherwise, in connection with or as a result of the Merger Agreement, the Ancillary Documents or the transactions contemplated thereby. Other than the Merger Agreement, the Ancillary Documents and the transactions contemplated thereby, (a) none of the Series A Holders, Fir Tree, Inc. (“Fir Tree”) or any other controlled Affiliate of Fir Tree is directly or indirectly a party to any material Contract with Parent or Merger Sub or any of their controlled Affiliates, (b) there are no discussions presently occurring or contemplated directly or indirectly between any Series A Holder, Fir Tree or any other controlled Affiliate of Fir Tree, on the one hand, and Parent or Merger Sub or any of their controlled Affiliates, on the other hand, relating to any Contract or other understanding that would be material to such person and (c) neither Series A Holder nor any officer, director or manager of any Series A Holder (i) owns or holds any interest in, directly or indirectly, in whole or in part, any property, asset or right which is used in the business of Parent, Merger Sub or any of their respective controlled Affiliates, (ii) has outstanding Indebtedness or similar obligations to Parent, Merger Sub or any of their respective controlled Affiliates or (iii) owns or holds a material interest in, directly or indirectly, or is a manager, director, officer, employee, partner or consultant of, Parent, Merger Sub or any of their respective controlled Affiliates. Amendment Number 7 to the Schedule 13D jointly filed by the Series A Holders and Fir Tree on February 13, 2015, was true, accurate and complete in all material respects, and, other than an expected issuance on or about March 13, 2015 of additional shares of Series A Preferred Stock to the Series A Holders pursuant to Sections 3(a), (d) and (e) of the Series A Certificate of Designation that will be required to be reported on a further amendment thereto, is true, accurate and complete in all material respects as of the date hereof.

Section 2.5 No Other Information. To the actual knowledge (without any obligation of due inquiry) of Scott Troeller and Jarret Cohen, none of the Series A Holders, Fir Tree or any other controlled Affiliate of Fir Tree have received or are in possession of any material information relating to the Company that has been received by the Series A Holders from the Company or any of its officers or directors other than has been similarly provided to all members of the Company Board.

Section 2.6 Merger Consideration. The aggregate Merger Consideration payable pursuant to the Merger Agreement (calculated as of the date hereof) is less than four percent (4%) of the aggregate assets under management by the Series A Holders (calculated as of December 31, 2014).

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by the Series A Holders. Subject to the limitations in Sections 3.2 and 3.3 below, the Series A Holders, jointly and severally, shall defend, indemnify and hold the Company and its directors, officers, employees and Representatives (each, an “Indemnified Party”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to, whether prior to, on, or after the Closing Date, arising out of, based upon or in connection with:

(a) any breach of a representation or warranty of the Series A Holders in Article II of this Agreement;

(b) any material violation or breach of a covenant, obligation or agreement of the Series A Holders contained in this Agreement;

4

(c) the payment by the Company of the Company Termination Fee or amounts paid by the Company as Expense Reimbursement, in each case, in accordance with the terms of Section 7.03 of the Merger Agreement and payable either (i) solely as a direct result of the Series A Holders’ breach of the Merger Agreement or other wrongful action or inaction of any Series A Holder under the Merger Agreement, provided, however, the exercise (affirmatively or negatively), withholding or abstention of any voting, consent or approval rights, either as a stockholder, pursuant to its rights under the Charter Documents, or by one of its representatives on the Company Board, shall not be deemed a wrongful action or inaction by any Series A Holder, or (ii) pursuant to Section 7.03(e) or 7.03(g) of the Merger Agreement; or

(d) reasonable attorneys’ fees and expenses paid or incurred by the Company prior to the Effective Time in the defense or settlement of, or pursuant to any Order with respect to, a Covered Claim.

Notwithstanding anything to the contrary herein, no breach of the Merger Agreement or any Ancillary Document by the Company that has not been directly and proximately caused by the Series A Holders shall give rise to any right to indemnification hereunder by any Indemnified Party.

For the purposes of this Agreement, “Losses” and “Covered Claim” shall have the respective meanings set forth in that certain Indemnification and Joinder Agreement, dated as of even date herewith, by and among Parent, Merger Sub, the Company and the Series A Holders.

Section 3.2 Limitations. Notwithstanding anything herein or in any other agreement to the contrary:

(a) The indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(a) and (b) shall not exceed five hundred thousand dollars ($500,000), in the aggregate;

(b) the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(c) shall not exceed the total amount of the Company Termination Fee and/or Expense Reimbursement actually paid by the Indemnified Parties pursuant to Section 7.03 of the Merger Agreement, as applicable;

(c) the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(d) shall not exceed the aggregate out-of-pocket amount actually paid by the Indemnified Parties; and

(d) if the Series A Holders become obligated to indemnify any Indemnified Party under Section 3.1(c) or (d), then, in lieu thereof, they shall have the right to provide any combination of debt, equity or equity-linked financing to the Company, up to an amount equal to such indemnity obligation (or such greater amount as may be mutually agreed upon by the Company and the Series A Holders), on terms no less favorable to the Company than any of the financing provided by them to the Company on or before the date hereof. The proceeds of any such financing, or any other financing provided by the Series A Holders to the Company for the purpose of funding the items described in Section 3.1(c) or (d), shall automatically, without further action, notice or deed, reduce, dollar for dollar, the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(c) or (d), as applicable, after giving effect to the limitations in Sections 3.2(b) and 3.2(c).

5

Section 3.3 Claims Procedures.

(a) In the case of any claim for indemnification arising from a claim or the commencement of any Action by a third party (a “Third Party Claimant”), an Indemnified Party shall give prompt written notice to the Series A Holders of such Third Party Claim to which it may request indemnification under this Article III (a “Third Party Claim Notice”); provided, however, that failure to give such Third Party Claim Notice shall not affect the indemnification provided by the Series A Holders hereunder except to the extent the Series A Holders shall have been materially prejudiced in their defense of such claim as a result of such failure. The Third Party Claim Notice shall state in reasonable detail the facts and circumstances of the Third Party Claim, including the nature, basis and amount of such claim and the sections of the Merger Agreement, the Indemnification Agreement and/or this Agreement that entitle the Indemnified Party to indemnification under this Article III, and shall be accompanied by copies of all documents, correspondence and other materials received in respect of such Third Party Claim and, in the case of any expense reimbursement or advancement, shall include therewith documentation evidencing the incurrence, amount and nature of the Losses for which payment is being sought. The Indemnified Party shall, on an ongoing basis, promptly after receipt thereof, provide to the Series A Holders copies of all documents, correspondence and other materials received in connection with any Third Party Claim and shall not engage in any communications or correspondence (whether written, oral or otherwise) with any Third Party Claimant without (i) the prior written consent of the Series A Holders or (ii) the concurrent participation by the Series A Holders (whether telephonic, in person or otherwise); provided, however, that this sentence shall not apply to any such communications or correspondence that are initiated by any Third Party Claimant where such consent or participation may not be procured in advance by the Indemnified Party through the use of commercially reasonable efforts.

(b) With respect to any such Third Party Claim, the Series A Holders shall have the right to defend and to direct the defense, negotiation and settlement (in its or their sole and absolute discretion) of any such Third Party Claim, in their name or in the name of the Indemnified Party at the expense of the Series A Holders, and with counsel selected by the Series A Holders by notifying the Indemnified Party within thirty (30) days after receipt by the Series A Holders of a Third Party Claim Notice. If the Series A Holders do not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Series A Holders of the Third Party Claim Notice required pursuant to Section 3.3(a), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate. Notwithstanding anything in this Agreement to the contrary, if the Indemnified Party is in control of the defense of such Third Party Claim, it shall, at the expense of the Series A Holders, reasonably cooperate with and keep informed the Series A Holders in the defense of such Third Party Claim. If the Series A Holders are in control of the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Series A Holders in the defense of such Third Party Claim and have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense (provided that any such expenses so incurred by or on behalf of the Indemnified Parties shall not constitute indemnifiable Losses for purposes of this Article III); provided, however, that in the case of any Third Party Claim as to which (x) the Indemnified Party shall have reasonably concluded that there is an actual conflict of interest between the Indemnified Party and the Series A Holders in the conduct of the defense of such Third Party Claim, (y) there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Series A Holder that cannot be asserted by the Series A Holders on behalf of the Indemnified Party or (z) the Series A Holders shall not have employed counsel to assume the defense of such Third Party Claim within the thirty (30) day period described above, the reasonable fees and disbursements of such Indemnified Party’s counsel (but only a single law firm plus one local counsel per jurisdiction) shall be at the expense of the Series A Holders. The Series A Holders shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Series A Holders, which consent may be given or withheld in the sole and absolute discretion of the Series A Holders. If the Series A Holders assume the defense of a Third Party Claim, the Series A Holders may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement: (i) either (A) includes only a monetary payment or (B) does not materially adversely impact the operation of the business by the Indemnified Party, including by injunctive relief or other similar remedy; (ii) does not require any admission or acknowledgment of liability or fault of the Indemnified Party; (iii) includes a release of the Indemnified Party in respect of such claim and/or results in a dismissal with prejudice of such claim; and (iv) does not violate or cause the Indemnified Party to violate, any applicable Law.

6

(c) In the event that an Indemnified Party determines that it has a claim for Losses against the Series A Holders under this Article III (other than as a result of a Third Party Claim) (an “Interparty Claim”), the Indemnified Party shall give prompt written notice thereof to the Series A Holders, specifying the amount of such claim, the sections of the Merger Agreement and this Agreement under which such claim arises, and any other relevant facts and circumstances relating thereto (an “Interparty Claim Notice”). The Series A Holders shall have sixty (60) days from the date of receipt of such Interparty Claim Notice to object to any of the subject matter and any of the amounts of the Losses set forth in the Interparty Claim Notice, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Series A Holders fail to send such notice of objection to the Interparty Claim Notice within such sixty (60) day period, the Series A Holders shall be deemed to have agreed to the Interparty Claim Notice and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Interparty Claim Notice to which the Series A Holders have not objected. If the Series A Holders send a timely notice of objection in accordance with this Section 3.3(c), the Indemnified Party and the Series A Holders shall negotiate in good faith for a thirty (30) day period beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder regarding the resolution of any disputed claims for Losses. If no resolution is reached with regard to such disputed Interparty Claim between the Series A Holders and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek enforcement of its rights under this Article III.

(d) Promptly (but in any event, within five (5) Business Days) following a final determination of any Losses claimed by the Indemnified Party by either (i) a final non-appealable decision, judgment or award rendered by a Governmental Entity of competent jurisdiction, or (ii) the mutual written agreement of the Indemnified Party and the Series A Holders, the Series A Holders shall pay such Losses to the Indemnified Party by wire transfer of readily available funds to an account designated by the Indemnified Party. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Series A Holders shall pay when due such portion, if any, of the obligation that is not subject to a dispute.

7

(e) The Indemnified Parties shall use commercially reasonable efforts to mitigate all indemnifiable Losses by seeking all available coverage under their respective insurance policies with respect to all Third Party Claims and Interparty Claims. Payments by the Series A Holders pursuant to this Article III shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment which any Indemnified Party actually recovers from any third party with respect thereto, net of any reasonable expenses (including the next annual increase in the premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. If an Indemnified Party actually receives such insurance proceeds or indemnity, contribution or other similar payment in respect of a Loss for which the Series A Holders have already reimbursed the Indemnified Party, the Indemnified Party shall reasonably promptly refund to the Series A Holders the amount of such proceeds actually received with respect thereto, net of any reasonable expenses (including the next annual increase in the premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. The amount of Losses recoverable by Indemnified Parties pursuant to this Article III shall be net of any Tax benefit to the Indemnified Parties as a result of incurring the Losses whether or not realized in the period in which such Losses arose.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Effectiveness; Termination. This Agreement shall be effective immediately upon the execution hereof by all of the parties hereto; provided, however, that this Agreement shall terminate immediately, and without further notice, action or deed, upon the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) the Effective Time, in each case, this Agreement shall be null, void and of no further force or effect, except in the case of clause (x) only, for the Series A Holders’ obligations under Section 3.1(c) or 3.1(d) for amounts accrued prior to or in connection with the termination of the Merger Agreement.

Section 4.2 Fiduciary Duties. This Agreement is intended to bind each Series A Holder solely in its capacity as a stockholder of the Company and shall not prohibit such Series A Holder or any director, manager, officer or employee thereof from acting in his, her or its capacity as an officer or director of the Company in the manner required by such person’s fiduciary duties as an officer or director of the Company.

Section 4.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No consent to or waiver of any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such waiver, and no waiver of any provision or breach shall constitute a waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a waiver by such party of any of its rights under this Agreement or otherwise.

8

Section 4.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Merger Agreement and the Indemnification Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to such matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for the provisions of Article III, which are intended to be for the benefit of the Indemnified Parties and may be enforced by such Persons.

Section 4.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights under this Section 4.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.6 Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:

CiG Wireless Corp.

11120 South Crown Way, Suite 1

Wellington, FL 33414

Attention: Paul McGinn

E-mail: pmcginn@cigwireless.com

9

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attention: Thomas J. Knox

Facsimile No: (202) 912-2324

E-mail: tknox@mofo.com

Fox Rothschild LLP

997 Lenox Drive

Lawrenceville, NJ 08648

Attention: Matthew H. Lubart

Facsimile No: 609-896-1469

E-mail: mlubart@foxrothschild.com

If to the Series A Holders:

Fir Tree REF III Tower LLC and

Fir Tree Capital Opportunity (LN) Master Fund, L.P.

c/o Fir Tree Inc.

505 5th Avenue, 23rd Floor

New York, NY 10017

Attention: Brian Meyer, Esq.

Facsimile No: 212-599-1330

E-mail: bmeyer@firtree.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Facsimile No: (973) 597-2507

E-mail: ssiesser@lowenstein.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

10

Section 4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 4.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 4.6 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.9(c).

[Signature Page Follows]

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name:	Paul McGinn
Title:	Chief Executive Officer

SERIES A HOLDERS:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P. By: Fir Tree Inc., its Manager
By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

[Signature Page to Support Agreement]